UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MINERVA SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

4255 Burton Dr.

Santa Clara, California 95054

(855) 646-7874

April 22, 2022

Dear stockholder:

We are pleased to invite you to attend the annual meeting of stockholders of Minerva Surgical, Inc., to be held on June 9, 2022 at 9:00 am, Pacific Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting https://web.lumiagm.com/230817914 (password: minerva2022), where you will be able to listen to the meeting live, submit questions and vote online.

The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.

Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the internet, telephone or mail.

On behalf of our board of directors, we would like to express our appreciation for your continued support of and interest in Minerva.

Sincerely,

David M. Clapper
President and Chief Executive Officer

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MINERVA SURGICAL, INC.

4255 Burton Dr.

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 am, Pacific Time, on June 9, 2022

Place

The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting

https://web.lumiagm.com/230817914, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business

•  To elect three Class I directors to hold office until our 2025 annual meeting of stockholders and until their respective successors are elected and qualified.

•  To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

•  To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	April 20, 2022 Only stockholders of record as of April 20, 2022 are entitled to notice of and to vote at the annual meeting.

Availability of Proxy Materials

The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about April 22, 2022, to all stockholders entitled to vote at the annual meeting.

The proxy materials and our annual report can be accessed as of April 22, 2022 by visiting http://www.astproxyportal.com/ast/24778.

Virtual Meeting Philosophy

The Board believes that holding the annual meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders, while reducing the costs associated with planning, holding and arranging logistics for in-person meeting proceedings and providing for the health and safety of the participants in light of the ongoing COVID-19 pandemic. This balance will allow the meeting to remain focused on matters directly relevant to the interests of stockholders in a way that recognizes the value to stockholders of an efficient use of company resources. The Board intends that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person meeting format and takes the following steps to ensure such an experience:

•  providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;

•  providing stockholders with the ability to submit appropriate questions real-time either via telephone or the meeting website;

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•  answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination; and

•  offering separate engagement opportunities with stockholders on appropriate matters of governance or other relevant topics as outlined under the section titled “Communications with the Board of Directors” below.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the board of directors,

David M. Clapper
President and Chief Executive Officer
Santa Clara, California
April 22, 2022

iii

-iv-

MINERVA SURGICAL, INC.

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:00 am, Pacific Time, on June 9, 2022

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Why am I receiving these materials?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Minerva Surgical, Inc., a Delaware corporation (Minerva Surgical), and any postponements, adjournments or continuations thereof. The annual meeting will be held on June 9, 2022, at 9:00 am, Pacific Time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting https://web.lumiagm.com/230817914, where you will be able to listen to the meeting live, submit questions, and vote online during the meeting.

The Notice of Internet Availability of Proxy Materials (the Notice of Internet Availability) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about April 22, 2022, to all stockholders of record as of April 20, 2022. The proxy materials and our annual report can be accessed as of April 22, 2022, by visiting http://www.astproxyportal.com/ast/24778. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

What proposals will be voted on at the annual meeting?

The following proposals will be voted on at the annual meeting:

•	the election of three Class I directors to hold office until our 2025 annual meeting of stockholders and until their respective successors are elected and qualified; and

•	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.

How does the board of directors recommend that I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the election of each Class I director nominee named in this proxy statement; and

•	“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Who is entitled to vote at the annual meeting?

Holders of our common stock as of the close of business on April 20, 2022, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 28,827,449 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the annual meeting?

A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices located at 4255 Burton Dr., Santa Clara, CA 95054 by contacting our corporate secretary. The list of registered stockholders entitled to vote at the annual meeting will also be available online during the annual meeting at

https://web.lumiagm.com/230817914, for those stockholders attending the annual meeting.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of all of the director nominees named herein, (2) WITHHOLD authority to vote for all such director nominees or (3) vote FOR the election of all such director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by indicating in the space provided on the proxy. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

•

Proposal No. 2: The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

What is the quorum requirement for the annual meeting?

A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence (including by proxy), of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.

How do I vote and what are the voting deadlines?

Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:

•

by Internet at www.voteproxy.com, 24 hours a day, 7 days a week, until 11:59 pm, Eastern Time, on June 8, 2022 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•

by toll-free telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions, 24 hours a day, 7 days a week, until 11:59 pm, Eastern Time, on June 8, 2022 (have your Notice of Internet Availability or proxy card in hand when you call);

•	by completing, signing, and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or

•

by attending the annual meeting virtually by visiting https://web.lumiagm.com/230817914, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website).

Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.voteproxy.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of each Class I director nominee named in this proxy statement; and

•	“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks, and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:

•	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);

•	completing and returning a later-dated proxy card, which must be received prior to the annual meeting;

•

delivering a written notice of revocation to our corporate secretary at Minerva Surgical, Inc., 4255 Burton Dr., Santa Clara, California 95054, Attention: Corporate Secretary, which must be received by 11:59 p.m. Eastern Time on June 8, 2022; or

•	attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).

Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the annual meeting?

We will be hosting the annual meeting via live audio webcast only.

Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting https://web.lumiagm.com/230817914. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 9:00 am, Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:00 am, Pacific Time, and you should allow ample time for the check-in procedures.

Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.voteproxy.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.

How can I get help if I have trouble checking in or listening to the annual meeting online?

If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Ross A. Jaffe, M.D., the Chairman of our board of directors, and Joel R. Jung, our Chief Financial Officer, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Who will count the votes?

A representative of American Stock Transfer & Trust Company, LLC. will tabulate the votes and act as inspector of election.

How can I contact Minerva’s transfer agent?

You may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at 1-800-937-5449, or by writing American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, New York 11219. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://www.astfinancial.com/.

How are proxies solicited for the annual meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing, and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks, and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the annual meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission (SEC), within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?

If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

Minerva Surgical, Inc.

Attention: Investor Relations

4255 Burton Dr.

Santa Clara, California 95054

Tel: (855) 646-7874

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the board

Our board of directors currently consists of seven directors, six of whom are independent under the listing standards of the Nasdaq Global Stock Market (Nasdaq). Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2022, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
David M. Clapper	I	70	President, Chief Executive Officer, and Director	2008	2022	2025
David M. Renzi(1) (3)	I	64	Director	2016	2022	2025
Niquette Hunt(3)	I	57	Director	2021	2022	2025
Continuing Directors
Jill D. Anderson(1) (3)	II	62	Director	2021	2023	—
Ali Behbahani, M.D.(2) (3)	II	45	Director	2011	2023	—
Catherine Coste(1) (2)	III	55	Director	2021	2024	—
Ross A. Jaffe, M.D.(2)	III	63	Director, Chairman	2011	2024	—

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and corporate governance committee

Board diversity

Our nominating and corporate governance committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives, and backgrounds to join our board of directors. The table below provides certain information regarding the composition of our board of directors.

Board Diversity Matrix (as of March 31, 2022)

Total Number of Directors	7

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Directors who identify as Persian: 1

Nominees for director

David M. Clapper has served as our President and Chief Executive Officer since May 2011 and has served as a member of the board of directors since October 2008. Mr. Clapper started his medical device career at Johnson & Johnson. During his 16 years at Johnson & Johnson, he held positions from Sales Representative to Vice President of Product Management, Sales, and Marketing, and a member of the board of directors of Ethicon Inc., Ethicon Endo-Surgery, and Critikon, Inc. In 1993, he became the President and CEO of Focal Inc. (Nasdaq: FOCL – acquired by Genzyme/Sanofi), a biomaterials company in Boston. In 1999, Mr. Clapper began serving as President and CEO of Novacept Inc. in Palo Alto, CA until its acquisition in 2004 by Cytyc Corporation. In 2005 Mr. Clapper began serving as the President and Chief Executive Officer of SurgRx, Inc. until its acquisition in December 2008, by Ethicon Endo-Surgery, Inc., a Johnson & Johnson company. Mr. Clapper is currently serving on the board of directors of Corinth Med Tech. In the past, he also served as a member of the board of directors at SVB Financial Group (Nasdaq: SIVB), Pulmonx Corporation (Nasdaq: LUNG), Conor Medsystems, Inc. (Nasdaq: CONR—acquired by Johnson and Johnson), St. Francis Medical Technologies Inc., (acquired by Kyphon/Medtronic), Baxano, Inc. (acquired by TranS1), DFINE, Inc. (acquired by Merit Medical), IoGyn, Inc. (acquired by Boston Scientific Corporation (BSC)), Neomend, Inc. (acquired by CR Bard), Carbylan Therapeutics, Inc. (Nasdaq: CBYL – acquired by KalVista), Meditrina, Inc., and RELIGN Corporation (acquired by Zimmer-Biomet). Mr. Clapper holds a B.A. in Business from Bowling Green State University.

We believe Mr. Clapper is qualified to serve on our board of directors because of the perspective and experience he brings as our President and Chief Executive Officer, and his experience in leadership positions in the biotechnology and life science industry.

David M. Renzi has served as a member of our board of directors since December 2016. Mr. Renzi has served as Senior Vice President of Sales for Pulmonx Corporation (Nasdaq: LUNG) from February 2018 to March 2021, and as President and CEO at Carbylan Therapeutics, Inc. (Nasdaq: CBYL), from June 2013 to June 2016. He served as President and CEO at Neomend, Inc., from May 2009 to December 2012. Mr. Renzi has also served in a variety of executive roles including Vice President of Sales and Marketing at Novacept Inc, and SurgRx, Inc. Mr. Renzi earned his B.S. Degree in Marketing from Indiana University.

We believe Mr. Renzi is qualified to serve on our board of directors because of the perspective he brings through his experience in medical device sectors.

Niquette Hunt has served as a member of our board of directors since June 2021. Ms. Hunt founded Candesant Biomedical in March 2016, and serves as its President and Chief Executive Officer. From 2009 to 2016, Ms. Hunt served as the Senior Vice President of Commercial Development for Revance Therapeutics. Ms. Hunt has served on the board of directors for Soliton, Inc. (Nasdaq: SOLY) from October 2020 through December 2021 when the company was acquired by AbbVie. Ms. Hunt holds an A.B. degree in Organizational Dynamics from Stanford University.

We believe Ms. Hunt is qualified to serve on our board of directors because of her leadership experience and extensive experience in the aesthetic industry.

Continuing directors

Jill D. Anderson has served as a member of our board of directors since May 2021. Ms. Anderson is a healthcare executive with more than 25 years of experience leading the innovation, development, and commercialization of medical devices. Ms. Anderson was the co-founder and Chief Executive Officer of Cianna Medical, Inc. from January 2008 until its acquisition by Merit Medical Systems, Inc. in November 2018. She also served as President of BioLucent, Inc. from May 2001 until September 2007, as Vice President, Cancer Services of Lehigh Valley Hospital and Health Network from October 1999 until May 2001, and as Vice President, Eastern Region, of Salick Health Care, Inc. from June 1989 until October 1999. Ms. Anderson also serves on the board of directors of Merit Medical Systems, Inc. (Nasdaq: MMSI) and OncoRes Medical, LLC, and in the past served on the boards of Cianna Medical, Inc. and WDT Acquisition Corporation d/b/a Solis Mammography. She is a member of the Women Business Leaders in Healthcare and a Leadership Fellow of the National Association of Corporate Directors. She earned a B.A. in Finance, Magna Cum Laude, as well as an M.B.A. from Temple University.

We believe that Ms. Anderson is qualified to serve on our board of directors because of her broad business experience in the medical device and healthcare service industries and history of executive leadership and service on boards in the medical industry.

Ali Behbahani, M.D. has served as a member of our board of directors since May 2011. Dr. Behbahani has served as a General Partner of New Enterprise Associates (NEA), a global venture capital firm that focuses on development of technologies that drive global innovation, since 2007. He is on the healthcare team at NEA, and specializes in investments in the biopharmaceutical and medical device sectors. Dr. Behbahani also serves on the board for several private and public companies, including Adaptimmune Therapeutics plc, Cardionomic, Inc., CRISPR Therapeutics AG, CVRx, Inc., Genocea Biosciences, Inc., Ivantis, Inc., Monte Rosa Therapeutics GmbH, Nkarta Inc., Oyster Point Pharma Inc., and Black Diamond Therapeutics, Inc. Dr. Behbahani holds B.S. Degrees with distinction in Biomedical Engineering, Electrical Engineering, and Chemistry from Duke University. He earned an M.D. from The University of Pennsylvania School of Medicine and an M.B.A. from The University of Pennsylvania Wharton School, where he graduated with Honors.

We believe Dr. Behbahani is qualified to serve on our board of directors because of his extensive experience with medical device companies.

Catherine Coste has served as a member of our board of directors since February 2021. Ms. Coste retired from Deloitte and Touche LLP in 2020, where she was a senior partner and served as one of Deloitte’s Life Sciences Industry Executive Leaders. She spent 32 years in both corporate and professional services positions leading global finance, internal audit and operations teams. During her career at Deloitte, Ms. Coste was directly involved with over 30 life science corporations, the majority of which were large-cap and medium-cap public corporations. Ms. Coste also has extensive public company board experience, and currently serves as a director and audit committee chair for Biomerica, Inc. Ms. Coste also has extensive experience in Sarbanes-Oxley compliance, corporate risk analysis and management, cyber risk assessment, fraud prevention, IT systems analysis and upgrades, internal controls, and corporate governance. Ms. Coste is a Certified Public Accountant. Ms. Coste earned her B.A. in Business Administration, Accounting, from California State University, Hayward.

We believe Ms. Coste is qualified to serve on our board of directors because of her expertise in governance, audit, risk and controls, and compliance, and her industry focus in life sciences and technology.

Ross A. Jaffe, M.D. has served as a member of our board of directors since May 2011. Since February 2019, Dr. Jaffe has served as a Venture Advisor at NEA, a global venture capital firm that focuses on development of technologies that drive global innovation. Dr. Jaffe is a co-founder and Managing Director of Versant Ventures, a healthcare-focused venture capital firm, where since 1999 he has focused primarily on investments early-stage medical device companies. Prior to founding Versant, Dr. Jaffe was a General Partner at Brentwood Venture Capital from 1993 until 2020, leading investments in medical device, drug delivery, biotechnology, healthcare services, and healthcare information system companies. Dr. Jaffe has served on the boards of multiple successful medical technology companies, including Acclarent Inc., St. Francis Medical Technologies, Therasense, Inc., Insulet Corporation, and Novacept Inc. He currently also serves on the board of directors of several private companies, including as AlterG, Inc., Foundry Innovation and Research 1, LTD (FIRE1), Relievant Medsystems, Inc., Woebot Health, Inc, and DocMatter, Inc. He is also co-founder and Chairman of Faro Health, Inc. Dr. Jaffe earned his bachelor’s degree in Policy Studies from Dartmouth; an M.D. from the Johns Hopkins School of

Medicine; and an M.B.A. from the Stanford Graduate School of Business. He completed his residency in internal medicine and served as part-time attending physician at the University of California, San Francisco.

We believe Dr. Jaffe is qualified to serve on our board of directors because of his extensive experience working with medical technology companies.

Director independence

Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of their initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to us which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by us to such director and (2) whether such director is affiliated with us, a subsidiary of ours, or an affiliate of a subsidiary of ours.

Our board of directors undertook a review of its composition, the composition of its committees, and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our board of directors has determined that Jill D. Anderson, Ali Behbahani, M.D., Catherine Coste, Niquette Hunt, Ross A. Jaffe, M.D. and David M. Renzi, representing a majority of our directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain relationships, related party, and other transactions.”

Family relationships

There are no family relationships among any of our directors, director nominees or executive officers.

Board leadership structure

Our board of directors is currently led by its Chairman, Ross A. Jaffe, M.D. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as we continue to grow. We separate the roles of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the board of directors provides guidance to the Chief Executive Officer and presides over meetings of the full board of directors. We believe this separation of responsibilities provides a balanced approach to overseeing us and managing our board of directors. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of board in risk oversight process

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our board of directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not negatively affected the board of directors’ leadership structure.

Board committees

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below.

Audit committee

The members of our audit committee are Jill Anderson, Catherine Coste, and David M. Renzi. Catherine Coste is the chair of our audit committee and an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K, and also meets the financial literacy requirements of the listing standards of Nasdaq. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit committee is responsible for, among other things:

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	approving audit and non-audit services and fees;

•

reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	preparing the audit committee report that the SEC requires to be included in our annual proxy statement;

•	reviewing reports and communications from the independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•

establishing and overseeing procedures for the receipt, retention, and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at https://ir.minervasurgical.com/. During 2021, our audit committee held five meetings.

Compensation committee

The members of our compensation committee are Ali Behbahani, M.D., Catherine Coste, and Ross A. Jaffe, M.D. Ali Behbahani, M.D. is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	overseeing our overall compensation philosophy and compensation policies, plans, and benefit programs;

•	reviewing and approving or recommending compensation for our executive officers and directors to our board of directors for approval;

•	preparing the compensation committee report that the SEC will require to be included in our annual proxy statement; and;

•	administering our equity compensation plans.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at https://ir.minervasurgical.com/. During 2021, our compensation committee held three meetings.

Nominating and corporate governance committee

The members of our nominating and corporate governance committee are Jill Anderson, Ali Behbahani, M.D., Niquette Hunt, and David M. Renzi. David M. Renzi is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of Nasdaq. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating, and making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	evaluating the performance of our board of directors and of individual directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at https://ir.minervasurgical.com/. During 2021, our nominating and corporate governance committee held one meeting.

Attendance at board and stockholder meetings

During our fiscal year ended December 31, 2021, our board of directors held four meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. This annual meeting will be our first annual meeting of our stockholders.

Compensation committee interlocks and insider participation

During 2021, the members of our compensation committee were Ali Behbahani, M.D., Ross A. Jaffe, M.D., and Catherine Coste. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in evaluating director nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.

If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.

After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.

Stockholder recommendations and nominations to our board of directors

Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.

A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at Minerva Surgical, Inc., 4255 Burton Dr., Santa Clara, California 95054, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2023 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2023 Annual Meeting.”

Communications with the board of directors

Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our General Counsel, Chief Financial Officer or Legal Department by mail to our principal executive offices at Minerva Surgical, Inc., 4255 Burton Dr., Santa Clara, California 95054. Our General Counsel, Chief Financial Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our General Counsel, Chief Financial Officer or Legal Department will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board or the lead independent director (if one is appointed). These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Policy prohibiting hedging or pledging of securities

Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.

Corporate governance guidelines and code of business conduct and ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at https://ir.minervasurgical.com/. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Director compensation

In connection with our initial public offering, we adopted an outside director compensation policy for our non-employee directors. Under our outside director compensation policy, each non-employee director will be eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards under our outside director compensation policy. Our board of directors has the discretion to revise non-employee director compensation as it deems necessary or appropriate. We also reimburse our directors for expenses associated with attending meetings of our board of directors and its committees.

Cash Compensation

All non-employee directors are eligible to receive the following cash compensation for their services:

•	$40,000 per year for services as a board member;

•	$42,500 per year additionally for service as non-executive chairman of the board of directors;

•	$25,000 per year additionally for service as lead independent director of the board of directors;

•	$20,000 per year additionally for service as chairman of the audit committee;

•	$10,000 per year additionally for service as an audit committee member;

•	$15,000 per year additionally for service as chairman of the compensation committee;

•	$7,500 per year additionally for service as a compensation committee member;

•	$10,000 per year additionally for service as chairman of the nominating and governance committee; and

•	$5,000 per year additionally for service as a nominating and governance committee member.

Each annual cash retainer and additional annual fee is be paid quarterly in arrears on a prorated basis.

Equity Compensation.

Non-employee directors are eligible to receive each type of award that may be granted (except incentive stock options) under the 2021 Equity Incentive Plan (the 2021 Plan) (or the applicable equity plan in place at the time of grant), including discretionary awards not covered under the outside director compensation policy. Nondiscretionary, automatic grants of restricted stock units are made to our non-employee directors as follows:

•

Initial RSU Grant. Each person who first becomes a non-employee director automatically will be granted an award of restricted stock units (an Initial Award), covering a number of shares of our common stock having a value of $200,000, with any resulting fraction rounded down to the nearest whole share. The Initial Award will be granted automatically on the first trading day on or after the date on which such individual first becomes a non-employee director (the Initial Start Date), whether through election by our stockholders or appointment by our board to fill a vacancy. If an individual was a member of our board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an Initial Award. Each Initial Award will be scheduled to vest as follows: 1/12th of the restricted stock units subject to the Initial Award will vest each quarter following the Initial Start Date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

•

Annual RSU Grant. Each non-employee director automatically is granted an award of restricted stock units (an Annual Award), with a value of $120,000 on the date of each annual meeting of our board of directors (the Annual Meeting); provided that the first Annual Award granted to an individual who first becomes a non-employee director following the date of the Annual Meeting will have a value equal to the product of (A) $120,000 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed months between the applicable Initial Start Date and the date of the first Annual Meeting to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 12; provided further that any resulting fraction with respect to an Annual Award shall be rounded down to the nearest whole share underlying the restricted stock unit. Each Annual Award will vest as follows: 1/4th of the restricted stock units subject to the Annual Award will be scheduled to vest each quarter following the grant date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

The “value” for the Initial Awards and Annual Awards described above means the grant date fair value calculated in accordance with U.S. generally accepted accounting principles, or such other methodology our board of directors or compensation committee may determine.

In the event of a Change in Control, as such term is defined in the 2021 Plan, each non-employee director will fully vest in his or her outstanding equity awards, including any Initial Awards and Annual Awards, provided that the non-employee director continues to be a non-employee director through the date of the change in control.

Pursuant to our outside director compensation policy, no non-employee director may be issued, in any fiscal year, cash retainers or fees and equity awards with an aggregate value greater than $600,000, increased to $900,000 for the fiscal year an individual initially becomes a member of our board of directors.

Director compensation for fiscal 2021

The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non-employee directors for their service on our board of directors, for the fiscal year ended December 31, 2021. Directors who are also our employees receive no additional compensation for their service as directors.

During 2021, Mr. Clapper was our employee and executive officer and therefore, did not receive compensation as a director. See “Executive Compensation” for additional information regarding Mr. Clapper’s compensation.

Name	Fees Paid or Earned in Cash ($)	Option Awards ($)(1)	Total ($)
Jill D. Anderson(2)	10,700	514,371	525,071
Ali Behbahani, M.D.	11,672	—	11,672
Catherine Coste(3)	13,131	30,750	43,881
Ross A. Jaffe, M.D.	17,508	—	17,508
David M. Renzi	11,673	145,439	157,112
Niquette Hunt(4)	8,754	515,639	524,393

(1)

The amount in this column represents the aggregate grant-date fair value of the award as computed as of the grant date of each option awarded in fiscal 2021. We use the Black-Scholes option-pricing model to estimate the fair value of options granted that are expensed on a straight-line basis over the requisite service period, which is generally the vesting period. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 23, 2022. These amounts do not correspond to the actual value that may be received by our directors if the stock options are exercised.

(2)	Ms. Anderson joined our board of directors in May 2021.
(3)	Ms. Coste joined our board of directors in February 2021.
(4)	Ms. Hunt joined our board of directors in June 2021.

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2021:

Name	Grant Date(1)	Number of Shares Underlying Outstanding Stock Awards	Number of Shares Underlying Outstanding Options (#)(2)		Option Exercise Price Per Share ($)(3)	Option Expiration Date
Jill D. Anderson	6/16/2021	—	60,783	(4)	13.12	6/16/2031
Catherine Coste	2/01/2021	—	79,787	(5)	0.61	2/01/2031
Niquette Hunt	6/16/2021	—	60,783	(6)	13.12	6/16/2031
David M. Renzi	2/14/2017	—	34,646	(7)	0.61	2/14/2027
	5/09/2019	—	9,178	(8)	0.61	5/09/2029
	6/16/2021	—	18,010	(9)	13.12	6/16/2031

(1)	Each of the outstanding equity awards was granted pursuant to our 2008 Plan or our 2021 Plan.
(2)	All options granted to our directors and executive officers are exercisable immediately subject to a repurchase right in favor of us which lapses as the option vests.
(3)

The amounts in this column are based upon the fair market value of our common stock on the date of grant, as determined by our board of directors. In April 2020 we repriced each outstanding and unexercised stock option held by current service providers (each, an Eligible Option), to a new exercise price of $0.61 per share, which was no less than the fair value of our common stock as determined by our board of directors on the date of repricing.

(4)	Shares subject to the option vest 25% on April 5, 2022, then in 36 equal monthly installments thereafter.
(5)	Shares subject to the option vested 25% on February 1, 2022, then in 36 equal monthly installments thereafter.
(6)	Shares subject to the option vest 25% on June 14, 2022, then in 36 equal monthly installments thereafter.
(7)	Shares subject to the option vested in 48 equal monthly installments beginning on December 16, 2016.
(8)	Shares subject to the option vest in 48 equal monthly installments beginning on May 10, 2019.
(9)	Shares subject to the option vested 50% on June 16, 2021, then in 24 equal monthly installments thereafter.

PROPOSAL NO. 1:

ELECTION OF CLASS I DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes with staggered three-year terms. At the annual meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, David M. Clapper, David M. Renzi and Niquette Hunt as nominees for election as Class I directors at the annual meeting. If elected, each of Mr. Clapper, Mr. Renzi and Ms. Hunt will serve as a Class I director until the 2025 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

Mr. Clapper, Mr. Renzi and Ms. Hunt have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.

Vote required

Each director is elected by a plurality of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

Board recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed BDO USA, LLP as our independent registered public accounting firm to audit our financial statements for our fiscal year ending December 31, 2022. BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021.

At the annual meeting, we are asking our stockholders to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of BDO USA, LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of BDO USA, LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of BDO USA, LLP, then our audit committee may reconsider the appointment. One or more representatives of BDO USA, LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Fees paid to the independent registered public accounting firm

The following table presents fees for professional audit services and other services rendered to us by BDO USA, LLP for our fiscal years ended December 31, 2020 and 2021.

	2020	2021
Audit Fees(1)	$373,680	$869,300
Audit-Related Fees	—	—
Tax Fees(2)	—	39,520
All Other Fees	—	—
Total Fees	$373,680	$908,820

(1)

“Audit Fees” consist of fees billed for professional services rendered in connection with the audits of our financial statements, review of our quarterly financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for our fiscal year ended December 31, 2021 included $413,420 for professional services rendered in connection with our Registration Statement on Form S-1 related to the initial public offering of our common stock completed in October 2021.

(2)	“Tax Fees” consist of fees for professional services for tax compliance including preparing our 2019 and 2020 tax returns.

Pre-approval policies and procedures

The audit committee has procedures in place for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, BDO USA, LLP. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Auditor independence

In 2021, there were no other professional services provided by BDO USA, LLP, other than those listed above, that would have required our audit committee to consider the independence of BDO USA, LLP.

Vote required

The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.

Board recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to Minerva Surgical’s financial reporting process, Minerva Surgical’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Minerva Surgical’s financial statements. Minerva Surgical’s independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of Minerva Surgical’s financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Minerva Surgical’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and BDO USA, LLP;

•	discussed with BDO USA, LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the SEC; and

•

received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with BDO USA, LLP its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in Minerva Surgical’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Catherine Coste (Chair)

Jill D. Anderson

David M. Renzi

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Minerva Surgical’s under the Securities Act of 1933, as amended, or the Securities Act (the Exchange Act), except to the extent Minerva Surgical’s specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of March 31, 2022.

Name	Age	Position
David M. Clapper	70	President, Chief Executive Officer and Director
Joel R. Jung	64	Chief Financial Officer
Eugene V. Skalnyi, M.D.	56	Vice President of Medical Affairs
Dominique J. Filloux	60	Chief Operating Officer

For the biography of David M. Clapper, please see “Board of Directors and Corporate Governance.”

Joel R. Jung has served as our Chief Financial Officer since July 2020. Prior to joining our company, Mr. Jung served as a financial consultant to several life sciences companies from October 2018 to June 2020. From October 2018 to June 2019, Mr. Jung held various positions at uBiome, Inc., including as Chief Financial Officer from March 2019 to June 2019. uBiome filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in September 2019, which was converted into a Chapter 7 case in October 2019. Prior to that, Mr. Jung served as the Chief Financial Officer for four companies including Counsyl, Inc. (acquired by Myriad Genetics, Inc.) from July 2016 to September 2018, Bionano Genomics, Inc. from February 2014 to June 2016, AgraQuest, Inc. (acquired by Bayer CropScience) from February 2010 to December 2012, and Celera Corporation from June 2008 to April 2009. He also served as Vice President of Finance with Bayer CropScience from December 2012 to June 2013, Applera Corporation-Celera Group from June 2006 to June 2008, and Chiron Corporation (acquired by Novartis) from September 1999 to April 2003, and Vice President and Treasurer of Chiron Corporation from April 2003 to July 2006. Mr. Jung holds a B.S. Degree in Aeronautical Engineering from Purdue University, and an M.B.A. from the Haas School of Business at the University of California, Berkeley.

Eugene V. Skalnyi, M.D. has served as our Vice President of Medical Affairs since January 2011. Prior to joining our company, Dr. Skalnyi served as medical advisor for various companies, including Meditrina, Inc., from August 2016 to April 2020, CorRx, Inc., from January 2015 to April 2020, IoGyn, Inc. (acquired by BSC), from July 2011 to August 2017, and Pulse Therapeutic Technology, Inc., from January 2015 to January 2017. He has also served as Vice President of Medical Affairs for several companies, including Sierra Surgical Technologies, Cytyc Surgical Products (acquired by Hologic, Inc.), and Novacept Inc. (acquired by Cytyc Corporation). Dr. Skalnyi received his Medical Degree from Moldova Medical University in 1988 and sub-specialized in Advanced Operative Endoscopy in 1990.

Dominique J. Filloux has served as our Chief Operating Officer since January 2021. Mr. Filloux has held various positions with us since 2010, including Vice President of Research & Development and Operations, and Chief Technology Officer. Prior to joining our company, he served as Director of Research & Development at Endovascular Technologies (acquired by Guidant) from 1992 to 2000, Vice President of Operations at Ventrica, Inc. from 2001 to 2004, Vice President of Research & Development and Operations at Cierra Inc. from 2004 to 2007, and Vice President of Research & Development at Arstasis, Inc. from 2007 to 2010. He holds a B.S. Degree from University of California at San Diego, in Applied Mechanics, and an M.B.A. from Santa Clara University, Leavey School of Business.

EXECUTIVE COMPENSATION

Processes and procedures for compensation decisions

Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that the Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data. Our compensation committee makes decisions as to total compensation for each executive officer, although it may instead, in its discretion, make recommendations to our board of directors regarding executive compensation for its approval.

Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. In 2021, our compensation committee retained Compensia, a third-party compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Compensia serves at the discretion of our compensation committee. As part of its engagement, Compensia assists our compensation committee in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Our compensation committee periodically considers and assesses Compensia’s independence, including whether Compensia has any potential conflicts of interest with our company or members of our compensation committee. In connection with Compensia’s engagement, our compensation committee conducted such a review and concluded that it was not aware of any conflict of interest that had been raised by work performed by Compensia or the individual consultants employed by Compensia that perform services for our compensation committee.

Our named executive officers, consisting of our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer), as of December 31, 2021, were:

•	David M. Clapper, our President and Chief Executive Officer;

•	Joel R. Jung, our Chief Financial Officer; and

•	Dominique J. Filloux, our Chief Operating Officer.

Summary compensation table for fiscal 2021

The following table sets forth information regarding the compensation reportable for our named executive officers for fiscal 2020 and 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David M. Clapper	2020	439,967		250,402		128,572	(3)				818,941
President and Chief Executive Officer	2021	509,836		338,855	483,395	3,090,776				229	4,423,091
Joel R. Jung	2020	127,349	(4)	41,593		51,480				146	220,568
Chief Financial Officer	2021	319,372		141,881	126,665	464,433				351	1,052,702
Dominique J. Filloux	2020	285,999		66,000		25,756	(5)				377,755
Chief Operating Officer	2021	347,786		123,459	126,665	1,202,214				351	1,800,475

(1)

The amounts reported in this column represent the aggregate grant date fair value of the stock awards given to our named executive officers in the fiscal year ended December 31, 2021, calculated in accordance with ASC Topic 718. In the case of RSUs, the aggregate grant date fair value of the awards granted after our initial public offering is determined by multiplying the number of units granted by the closing price of our common stock on the Nasdaq Global Select Market on the grant date. The valuation assumptions used in determining the grant date fair value of the stock awards are further described in the notes to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 23, 2022. The amounts reflect the accounting charge for the stock awards and do not correspond to the actual economic value that may be received by the named executive officers upon vesting or settlement of the stock awards.

(2)

The amount in this column represents the aggregate grant-date fair value of the award as computed as of the grant date of each option awarded in fiscal 2021. We use the Black-Scholes option-pricing model to estimate the fair value of options granted that are expensed on a straight-line basis over the requisite service period, which is generally the vesting period, and, to the extent applicable, the incremental fair value of stock options repriced in April 2020, in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see the assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 23, 2022. These amounts do not correspond to the actual value that may be received by our executive officers if the stock options are exercised.

(3)

The amount reflects the aggregate incremental increase in the fair value of (a) the stock option to purchase 421,254 shares of our common stock originally granted to Mr. Clapper in August 2011 with an exercise price of $1.40 per share, (b) the stock option to purchase 70,763 shares of our common stock originally granted to Mr. Clapper in February 2013 with an exercise price of $2.79 per share, (c) the stock option to purchase 96,293 shares of our common stock originally granted to Mr. Clapper in September 2014 with an exercise price of $2.91 per share, (d) the stock option to purchase 79,746 shares of our common stock originally granted to Mr. Clapper in February 2016 with an exercise price of $3.39 per share, (e) the stock option to purchase 68,684 shares of our common stock originally granted to Mr. Clapper in February 2017 with an exercise price of $3.87 per share and (f) the stock option to purchase 195,177 shares of our common stock originally granted to Mr. Clapper in May 2019 with an exercise price of $3.87 per share.

(4)

Mr. Jung joined us in July 2020 at a pro-rated annual salary rate of $275,000, and therefore his salary set forth in the table above was prorated for the portion of 2020 in which he was employed by us, thereafter, in fiscal year 2021, Mr. Jung’s annual salary was increased to $400,000.

(5)

The amount reflects the aggregate incremental increase in the fair value of (a) the stock option to purchase 15,734 shares of our common stock originally granted to Mr. Filloux in February 2012 with an exercise price of $1.40 per share, (b) the stock option to purchase 8,891 shares of our common stock originally granted to Mr. Filloux in February 2013 with an exercise price of $2.79 per share, (c) the stock option to purchase 12,098 shares of our common stock originally granted to Mr. Filloux in September 2014 with an exercise price of $2.91 per share, (d) the stock option to purchase 10,019 shares of our common stock originally granted to Mr. Filloux in February 2016 with an exercise price of $3.39 per share, (e) the stock option to purchase 8,629 shares of our common stock originally granted to Mr. Filloux in February 2017 with an exercise price of $3.87 per share, (f) the stock option to purchase 24,522 shares of our common stock originally granted to Mr. Filloux in May 2019 with an exercise price of $3.87 per share and (g) the stock option to purchase 37,193 shares of our common stock originally granted to Mr. Filloux in September 2020 with an exercise price of $0.61 per share.

Outstanding equity awards at fiscal 2021 year-end

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David M. Clapper	5/09/2019	—		—	—	—	—	69,122	(5)(6)	355,287	—	—
	6/16/2021	382,732	(7)	—	—	13.12	6/16/2031	—		—	—	—
	12/15/2021	—		—	—	—	—	93,500	(8)	480,590	—	—
Joel R. Jung	7/22/2020	—		—	—	—	—	87,854	(5)(9)	451,570	—	—
	6/16/2021	55,904	(10)	—	—	13.12	6/16/2031	—		—	—	—
	12/15/2021	—		—	—	—	—	24,500	(8)	125,930	—	—
Dominique J. Filloux	5/09/2019	—		—	—	—	—	8,684	(5)(6)	44,636	—	—
	3/08/2021							52,409	(5)(11)	269,382	—	—
	6/16/2021	48,130	(7)			13.12	6/16/2031				—	—
	12/15/2021	—		—	—	—	—	24,500	(8)	125,930	—	—

(1)	Each of the outstanding equity awards was granted pursuant to our 2008 Plan or our 2021 Plan.
(2)	All options granted to our directors and executive officers are exercisable immediately subject to a repurchase right in favor of us which lapses as the option vests.
(3)	The amounts in this column are based upon the fair market value of our common stock on the date of grant, as determined by our board of directors.
(4)	The amounts in this column are based upon the last reported price of our common stock on the Nasdaq Global Select Market on December 31, 2021, which was $5.14 per share.
(5)	Shares were early-exercised and remain subject to a prepurchase right by us which lapses as the option vests.
(6)	Shares subject to the option vest in 48 equal monthly installments beginning on May 10, 2019.
(7)	Shares subject to the option vested 50% on June 16, 2021, then in 24 equal monthly installments thereafter.
(8)	Shares subject to the award vest 100% on December 15, 2022.
(9)	Shares subject to the option vested 25% on July 22, 2021, then in 36 equal monthly installments thereafter.
(10)	Shares subject to the option vested 25% on July 15, 2021, then in 36 equal monthly installments thereafter.
(11)	Shares subject to the option vest in 48 equal monthly installments beginning on March 1, 2021.

Employment arrangements

Each of our named executive officers has executed our standard form of confidential information, invention assignment, and arbitration agreement.

David M. Clapper

We have entered into a confirmatory employment letter with Mr. Clapper, our Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Mr. Clapper is an at-will employee. Mr. Clapper’s annual base salary is $565,000 and he is eligible for an annual target cash incentive bonus for our fiscal year 2022 equal to 75% of his annual base salary.

Joel R. Jung

We have entered into a confirmatory employment letter with Mr. Jung, our Chief Financial Officer. The confirmatory employment letter has no specific term and provides that Mr. Jung is an at-will employee. Mr. Jung’s annual base salary is $400,000 and he is eligible for an annual target cash incentive bonus for our fiscal year 2022 equal to 50% of his annual base salary.

Dominique J. Filloux

We have entered into a confirmatory employment letter with Mr. Filloux, our Chief Operating Officer. The confirmatory employment letter has no specific term and provides that Mr. Filloux is an at-will employee. Mr. Filloux’s current annual base salary is $390,000 and he is eligible for an annual target cash incentive bonus for our fiscal year 2022 equal to 40% of his annual base salary.

Termination and change-in-control benefits

Change in Control and Severance Agreements

We have entered into change in control and severance agreements with Mr. Clapper, Mr. Jung, Dr. Skalnyi, and Mr. Filloux and certain other of our key employees which provides for certain severance and change-in-control benefits as described below.

Pursuant to each applicable named executive officer’s change in control and severance agreement, if, within the 3-month period prior to or the 12-month period following a “change in control” (as defined in the applicable agreement), we terminate the employment of the named executive officer without “cause” (excluding death or disability) or the executive resigns for “good reason” (as such terms are defined in the applicable agreement), and within 60 days following such termination, the named executive officer executes a waiver and release of claims in our favor that becomes effective and irrevocable, the named executive officer will be entitled to receive (i) a lump sum payment equal to 12 months (18 months with respect to Mr. Clapper) of the named executive officer’s then-current annual base salary, (ii) a lump sum payment equal to the named executive officer’s applicable target bonus, prorated based on the number of calendar days such executive was employed with us in the calendar year of termination, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the named executive officer and the executive’s respective eligible dependents for up to 12 months (18 months with respect to Mr. Clapper), and (iv) vesting acceleration as to 100% of the then-unvested shares subject to each of the named executive officer’s then outstanding equity awards (and in the case of awards with performance-based vesting, unless the applicable award agreement governing such award provides otherwise, all performance goals and other vesting criteria will be deemed achieved at target levels of achievement).

Pursuant to each applicable named executive officer’s change in control and severance agreement, if, outside of the 3-month period prior to or the 12-month period following a “change in control”, we terminate the employment of the named executive officer without cause (excluding death or disability) or the executive resigns for good reason, and within 60 days following such termination, the named executive officer executes a waiver and release of claims in our favor that becomes effective and irrevocable, the named executive officer will be entitled to receive (i) a lump sum payment equal to 9 months (12 months with respect to Mr. Clapper) of the named executive officer’s then-current annual base salary, (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the named executive officer and the officer’s respective eligible dependents for up to 9 months (12 months with respect to Mr. Clapper), and (iii) vesting acceleration as to the number of the then-unvested shares subject to each of the named executive officer’s then-outstanding compensatory equity awards that would have vested had the named executive officer remained our employee for an additional 9 months (12 months with respect to Mr. Clapper) following the termination.

Pursuant to our severance policy, in the event any payment to an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the Code) (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that we pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Equity compensation plan information

The following table summarizes our equity compensation plan information as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders
2008 Stock Plan(2)	2,113,385	$8.35	—
2021 Equity Incentive Plan(3)	457,050	$3.45	1,934,095
2021 Employee Stock Purchase Plan(4)	—	—	401,164
Total	2,570,435	—	2,335,259

(1)

The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock subject to outstanding RSUs, which have no exercise price.

(2)

Our board of directors adopted, and our stockholders approved, the 2008 Stock Plan, as amended (the 2008 Plan). In connection with our initial public offering and the adoption of the 2021 Plan, we no longer grant awards under the 2008 Plan; however, all outstanding options issued pursuant to the 2008 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2021 Plan. Includes options to purchase 2,113,385 shares of our common stock outstanding under the 2008 Plan.

(3)

Our board of directors adopted, and our stockholders approved, the 2021 Plan. The 2021 Plan provides that the number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 5,730,915 shares of our common stock, (ii) 5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. Includes 457,050 shares of our common stock issuable under options to purchase common stock and restricted stock units outstanding under our 2021 Plan.

(4)

Our board of directors adopted, and our shareholders approved, the 2021 Employee Stock Purchase Plan (the ESPP). The ESPP provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2023 fiscal year, in an amount equal to the least of (i) 1,002,910 shares of our common stock, (ii) 1% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 31, 2022 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 28,827,794 shares of our common stock outstanding as of March 31, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o Minerva Surgical, Inc., 4255 Burton Dr., Santa Clara, California 95054.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Greater than 5% Stockholders:
CVF, LLC(1)	2,259,690	7.8%
Entities affiliated with New Enterprise Associates(2)	9,999,125	34.7%
Novo Holdings A/S(3)	2,057,132	7.1%
Entities affiliated with Versant Ventures(4)	1,673,700	5.8%
Entities affiliated with Vivo Ventures VII, LLC(5)	2,215,667	7.7%
Named Executive Officers and Directors:
Entities affiliated with David M. Clapper(6)	1,025,392	3.5%
Joel R. Jung(7)	191,936	*
Dominique J. Filloux(8)	229,721	*
Jill D. Anderson(9)	60,783	*
Ali Behbahani, M.D. (10)	8,487	*
Catherine Coste(11)	79,787	*
Ross A. Jaffe, M.D. (12)	94,755	*
David M. Renzi(13)	61,834	*
Niquette Hunt(14)	60,783	*
All directors and executive officers as a group (10 persons)(15)	2,059,980	7.0%

*	Represents less than 1%.
(1)

As reported on Schedule 13G filed with the SEC on February 10, 2022. The 2,259,690 shares of our common stock are held by CVF, LLC. The principal business address for all entities and individuals affiliated with CVF, LLC is 222 North La Salle Street, Suite 2000, Chicago, IL 60601.

(2)

As reported on Schedule 13D filed with the SEC on November 17, 2021. The 9,999,125 shares of our common stock are held by New Enterprise Associates 13, L.P. (NEA 13), NEA Partners 13, L.P. (NEA Partners 13), which is the sole general partner of NEA 13; and NEA 13 GP, LTD (NEA 13 LTD) (NEA 13 LTD, together with NEA Partners 13, the Control Entities), which is the sole general partner of NEA Partners 13; and Forest Baskett (Baskett), Patrick J. Kerins (Kerins) and Scott D. Sandell (Sandell) (together, the Directors). The Directors are the directors of NEA 13 LTD. Collectively the above mentioned persons are referred to individually as a “Reporting Person.” NEA 13 is the record owner of the NEA 13 Shares. As the sole general partner of NEA 13, NEA Partners 13 may be deemed to own beneficially the NEA 13 Shares. As the sole general partner of NEA Partners 13, NEA 13 LTD may be deemed to own beneficially the NEA 13 Shares. As members of NEA 13 LTD, each of the Directors may be deemed to own beneficially the NEA 13 Shares. Each Reporting Person disclaims beneficial ownership of the NEA 13 Shares other than those shares which such person owns of record. The address of the principal business office of NEA 13, each Control Entity and Sandell is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office of Baskett is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Kerins is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

(3)

As reported on Schedule 13G filed with the SEC on October 27, 2021. The 2,057,132 shares of our common stock are held by Novo Holdings A/S (Novo). Novo has the sole power to vote and dispose of the shares, and no individual or other entity is deemed to hold any beneficial ownership in the shares. The principal business address of Novo is Tuborg Havnevej 19, 2900 Hellerup, Denmark.

(4)

As reported on Schedule 13G filed with the SEC on February 11, 2022. Includes (a) 1,663,227 shares of our common stock held by Versant Venture Capital IV, L.P. (VVC IV), and (b) 10,473 shares of our common stock held by Versant Side Fund IV, L.P. (VSF IV). Versant Ventures IV, LLC (VV IV), is the sole general partner of VVC IV and VSF IV and may be deemed to share voting and dispositive power over the shares held by VVC IV and VSF IV and as a result may be deemed to have beneficial ownership over such securities. Dr. Jaffe is a member of our board of directors and managing director of VV IV, however, he disclaims beneficial ownership of the shares held by VVC IV and VSF IV, except to the extent of his pecuniary interests therein. The address for each of the Versant Ventures entities is One Sansome Street, Suite 3630, San Francisco, CA 94104.

(5)

As reported on Schedule 13G filed with the SEC on November 1, 2021. The 2,215,667 shares of Common Stock are held of record by Vivo Ventures Fund VII, L.P. and Vivo Ventures VII Affiliates Fund, L.P. Vivo Ventures VII, LLC is the general partner of Vivo Ventures Fund VII, L.P. and Vivo Ventures VII Affiliates Fund, L.P. The voting members of Vivo Ventures VII, LLC are Frank Kung, Edgar Engleman and Shan Fu, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. The address for each of the Vivo Ventures entities is 192 Lytton Avenue, Palo Alto, CA 94301.

(6)

Consists of (a) 642,660 shares of our common stock held by David M. Clapper & Toni C. Clapper, Trustees of the Clapper Family Trust dated December 16, 2004, of which 56,924 may be repurchased by us at the original exercise price and (b) 382,732 shares of our common stock issuable pursuant to outstanding options held by Mr. Clapper all of which are exercisable within 60 days of March 31, 2022, 263,127 of which are fully vested.

(7)

Consists of 136,032 shares of our common stock held by Mr. Jung, of which 79,352 may be repurchased by us at the original exercise price and 55,904 shares of our common stock issuable pursuant to outstanding options held by Mr. Jung all of which are exercisable within 60 days of March 31, 2022, 23,294 of which are fully vested.

(8)

Consists of 181,591 shares of our common stock held by Mr. Filloux, of which 55,528 may be repurchased by us at the original exercise price and 48,130 shares of our common stock issuable pursuant to outstanding options held by Mr. Filloux all of which are exercisable within 60 days of March 31, 2022, 33,089 of which are fully vested.

(9)	Consists of 60,783 shares of our common stock issuable pursuant to outstanding options held by Ms. Anderson which are exercisable within 60 days of March 31, 2022, none of which are fully vested.

(10)	Consists of 8,487 shares of our common stock held by Dr. Behbahani.
(11)	Consists of 79,787 shares of our common stock held by Ms. Coste, of which 58,175 may be repurchased by us at the original exercise price.
(12)

Consists of 94,755 shares of our common stock held by The Jaffe Family Trust dtd 7/9/91 for which Dr. Jaffe serves as trustee. Dr. Jaffe may be deemed to exercise voting and investment control over all of the shares.

(13)	Consists of 61,834 shares of our common stock issuable pursuant to outstanding options held by Mr. Renzi which are exercisable within 60 days of March 31, 2022, 53,535 of which are fully vested.
(14)	Consists of 60,783 shares of our common stock issuable pursuant to outstanding options held by Ms. Hunt which are exercisable within 60 days of March 31, 2022, none of which are fully vested.
(15)

Consists of 1,318,032 shares of our common stock, of which 260,651 may be repurchased by us at the original exercise price, and 741,948 shares of our common stock issuable pursuant to outstanding options which are exercisable within 60 days of March 31, 2022, of which 422,394 are fully vested.

CERTAIN RELATIONSHIPS, RELATED PARTY, AND OTHER TRANSACTIONS

The following is a description of each transaction since January 1, 2020, and each currently proposed transaction, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000;

•

any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Convertible note financings

From March 2018 through May 2020, we issued and sold subordinated secured convertible promissory notes having an aggregate principal amount of $65.2 million. These secured convertible promissory notes were outstanding as of September 30, 2021 and have an annual compound interest rate of 8.0%, resulting in aggregate accrued interest of $13.6 million as of that date. The following table summarizes the aggregate principal amounts of the secured convertible promissory notes issued to our related parties.

Loan Amounts ($)
Participants(1)
Robert K. Anderson(2)	560,639
David Auth, Ph.D.(3)	643,317
Ali Behbahani, M.D.(4)	30,853
CVF, LLC(5)	11,619,692
New Enterprise Associates 13, Limited Partnership(6)	32,753,419
Novo Holdings A/S(7)	5,550,060
The Jaffe Family Trust dtd 7/9/91, Ross A Jaffe, M.D., Trustee(8)	917,806
Versant Side Fund IV, L.P.(9)	16,404
Versant Venture Capital IV, L.P.(9)	2,604,019
Vivo Ventures Fund VII, L.P.(10)	8,143,235
Vivo Ventures VII Affiliates Fund, L.P.(10)	177,481

(1)	Additional details regarding these stockholders and their equity holdings are included in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management.”
(2)	Robert K. Anderson is a former member of our board of directors.
(3)	David Auth, Ph.D. is a former member of our board of directors.
(4)	Ali Behbahani, M.D. is a member of our board of directors.
(5)	CVF, LLC beneficially owns more than 5% of our outstanding capital stock.
(6)

Entities affiliated with New Enterprise Associates beneficially own more than 5% of our outstanding capital stock. Ali Behbahani, M.D. is an affiliate of New Enterprise Associates and a member of our board of directors.

(7)	Novo Holdings A/S owns more than 5% of our outstanding capital stock.
(8)	Ross A Jaffe, M.D. is a member of our board of directors.
(9)	Entities affiliated with Versant Ventures beneficially own more than 5% of our outstanding capital stock. Dr. Jaffe is an affiliate of Versant Ventures and a member of our board of directors.
(10)	Entities affiliated with Vivo Ventures beneficially own more than 5% of our outstanding capital stock. Albert Cha, M.D. is an affiliate of Vivo Ventures and a former member of our board of directors.

Boston Scientific Corporation (BSC) asset purchase

In May 2020, we entered into an Asset Purchase Agreement (as amended, the APA) with BSC and certain of its affiliates in connection with our acquisition of BSC’s intrauterine health assets. In connection with the APA, we also entered into an in-bound license agreement, an out-bound license agreement, a supply agreement and a transition services agreement, among other ancillary agreements. As partial consideration for BSC’s assets, at the closing of the transaction, we paid $15.0 million and issued BSC 1,331,411 shares of our Series D redeemable convertible preferred stock which converted into 1,331,411 shares of our common stock in our IPO. Following our initial public offering, we made a deferred payment of $15.0 million and a $10 million payment to satisfy the Development Milestone under the APA. Additionally, in 2022, we paid $5 million to satisfy the first Revenue Milestone payment under the APA, and may be required to make one final Revenue Milestone payment in 2023 to satisfy the remaining obligation to BSC.

Investors’ rights agreement

We are party to an amended and restated investors’ rights agreement (IRA), dated as of December 19, 2012, which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Ali Behbahani, M.D. and Ross A. Jaffe, M.D. are members of our board of directors, and are affiliated with New Enterprise Associates and its affiliates, and Versant Ventures and its affiliates, which are parties to the IRA.

Apical Instruments

Bruno Strul, Ph.D. is the President, Chief Executive Officer and sole shareholder of Apical Instruments, Inc. (Apical), which is a supplier of our controllers. For the years ended December 31, 2020 and 2021 fees charged by Apical for products purchased were less than $0.2 million and $0.2 million, respectively. As of December 31, 2020 and 2021, amounts owed to Apical were less than $0.1 million and $0.1 million, respectively. Dr. Strul served on our board of directors during these periods and until his resignation in April 2021.

Family member employment

Since 2015, the son of David M. Clapper, our President, Chief Executive Officer, and a member of our board of directors, has been employed by us and currently serves as our Director of Brand Strategy and Market Development. Mr. Clapper’s son was also employed by us from 2011 to 2014. In 2020 and 2021, Mr. Clapper’s son earned total compensation of approximately $179,000 and $251,000, respectively. The anticipated total compensation for Mr. Clapper’s son in 2022 is approximately $230,000. Total compensation includes salary, bonus, and stock awards. The compensation of Mr. Clapper’s son is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Clapper recused himself from any decision regarding the hiring of, or compensation related to, his son.

Since 2019, the son of Dominique J. Filloux, our Chief Operating Officer, has been employed by us as a Sales Operations Analyst. In 2020 and 2021, Mr. Filloux’s son earned total compensation of approximately $74,000 and $88,000, respectively. The anticipated total compensation for Mr. Filloux’s son in 2022 is approximately $96,000. Total compensation includes salary, bonus, and stock awards. The compensation of Mr. Filloux’s son is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Filloux recused himself from any decision regarding the hiring of, or compensation related to, his son.

Since 2017, the daughter of Eugene V. Skalnyi, M.D., our Vice President, Medical Affairs, has been employed by us and currently serves as a Territory Manager. In 2020 and 2021, Dr. Skalnyi’s daughter earned total compensation of approximately $127,000 and $205,000, respectively. The anticipated total compensation for Dr. Skalnyi’s daughter in 2022 is approximately $185,000. Total compensation includes salary, bonus, and stock awards. The compensation of Dr. Skalnyi’s daughter is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions. Dr. Skalnyi recused himself from any decision regarding the hiring of, or compensation related to, his daughter.

Limitation of liability and indemnification of officers and directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that they are or were one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and procedures for related party transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related parties in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related party has or will have a direct or indirect material interest. Our policy regarding transactions between us and related parties provides that a related party is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations of our executive officers, directors and 10% stockholders, we believe that during our fiscal year ended December 31, 2021, all Section 16(a) filing requirements were satisfied on a timely basis.

Stockholder proposals or director nominations for 2023 annual meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2023 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before December 23, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Minerva Surgical, Inc.

Attention: Corporate Secretary

4255 Burton Dr.

Santa Clara, California 95054

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2023 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than February 9, 2023, and

•	no later than March 11, 2023.

In the event that we hold our 2023 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than the 120th day prior to the day of our 2023 annual meeting, and

•	no later than the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2021 annual report

Our financial statements for our fiscal year ended December 31, 2021 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://ir.minervasurgical.com/ and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Minerva Surgical, Inc., 4255 Burton Dr., Santa Clara, California 95054, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Santa Clara, California
April 22, 2022

ANNUAL MEETING OF SHAREHOLDERS OF

MINERVA SURGICAL, INC.

June 9, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet, please visit https://web.lumiagm.com/230817914 (password: minerva2022) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/24778

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330000000000001000 8	060922

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Class I Directors:
NOMINEES:
☐	FOR ALL NOMINEES	David M. Clapper David M. Renzi Niquette Hunt
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ⚫

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MINERVA SURGICAL, INC.

Proxy for Annual Meeting of Shareholders on June 9, 2022

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ross A. Jaffe, M.D. and Joel R. Jung, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Minerva Surgical, Inc., to be held June 9, 2022 at https://web.lumiagm.com/230817914 (password: minerva2022), and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side)

1.1	14475